Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP REPORTS A 67% INCREASE IN NET INCOME DRIVEN BY LOAN AND DEPOSIT
GROWTH FOR THE FOURTH QUARTER 2016 AND DECLARES A QUARTERLY CASH DIVIDEND

ROCKAWAY, NEW JERSEY – January 26, 2017 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced a 66.8% increase in net income to $1.5 million, or $0.33 per basic and $0.32 per diluted common share, for the quarter ended December 31, 2016, as compared to $913 thousand, or $0.20 per basic and diluted share, for the same period last year. The improvement for the fourth quarter of 2016 as compared to the same period last year was mostly driven by a 24.4% increase in net interest income as a result of strong growth in average loans and deposits, which increased $159.0 million, or 30.5%, and $94.0 million, or 22.4%, respectively. The aforementioned increase in net interest income was partly offset by higher non-interest expenses of $528 thousand, provision for loan losses of $107 thousand due to loan growth and an increase in income tax expense.

For the year ended December 31, 2016, the Company reported a 49.3% increase in net income to $5.5 million, or $1.20 per basic and $1.19 per diluted share, as compared to $3.7 million or $0.81 per basic and diluted share for the same period last year. The improvement for 2016 was driven by a $4.3 million, or 21.5%, increase in net interest income as a result of strong growth in average loans and interest-bearing deposits, which increased $136.4 million, or 27.9%, and $77.0 million, or 19.0%, respectively, and Tri State Insurance Agency’s (“Tri-State”) increase in contribution to net income before income taxes of $529 thousand, or 79.0%, as compared to the same period in 2015

“Viewed from a number of measures, I am excited to report that we had outstanding financial performance for the fourth quarter.  We are reaching key milestones on our journey to build a better bank,” stated Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank.  “In 2016, each of our major business units grew in excess of 25%, which when paired with improved efficiency lead to substantial improvement in net income for the fourth quarter and fiscal 2016,” added Mr. Labozzetta.

Mr. Labozzetta also stated, “How we attain our results is vital to us.  So it is rewarding to see our Teams’ focus on the customer and deepening relationships result in such strong organic growth.”

Declaration of Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.04 per share, which is payable on February 23, 2017 to common shareholders of record as of the close of business on February 9, 2017.

Financial Performance

Net Income. For the quarter ended December 31, 2016, the Company reported net income of $1.5 million, or $0.33 per basic and $0.32 per diluted share, as compared to net income of $913 thousand, or $0.20 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended December 31, 2016 was driven by a $1.3 million, or 24.4%, increase in net interest income resulting from strong loan and deposit growth. The aforementioned was partly offset by an increase in non-interest expenses of $528 thousand mostly due to costs attributed to support the Company’s growth, higher provision for loan losses of $107 thousand due to loan growth and an increase in income taxes due to earnings growth and a higher effective tax rate.

Income before income taxes increased $966 thousand, or 70.9%, to $2.3 million for the quarter ended December 31, 2016 as compared to $1.4 million for the same period last year. The Company’s income before income taxes, excluding Tri-State, increased $937 thousand, or 72.4%, to $2.2 million for the three months ended December 31, 2016 as compared to $1.3 million for the same period last year. Tri-State’s contribution to the Company’s income before income taxes for the quarter ended December 31, 2016 increased $26 thousand, or 37.7%, to $95 thousand as compared to the same period last year.

For the year ended December 31, 2016, the Company reported a 49.3% increase in net income to $5.5 million, or $1.20 per basic and $1.19 per diluted share as compared to net income of $3.7 million, or $0.81 per basic and diluted share, for the same period last year. The increase in net income for the year ended December 31, 2016 was largely due to increases in net interest income of $4.3 million, or 21.5%, and non-interest income of $1.4 million, or 21.3%, which were partially offset by an increase in non-interest expenses of $2.0 million, or 9.9%, and a $655 thousand increase in provision for loan losses. The increase in non-interest expense was largely due to increases in salaries and employee benefits, mostly due to an increase in personnel to support our growth and higher incentive and commission costs related to the Bank’s and Tri-State’s performance, and data processing costs largely resulting from the outsourcing of core processing systems.

Income before income taxes increased $3.0 million, or 56.4%, to $8.4 million for the year ended December 31, 2016 as compared to $5.3 million for the same period last year. Tri-State’s contribution to the Company’s income before income taxes for the year ended December 31, 2016 increased $529 thousand, or 79.0%, to $1.2 million as compared to $670 thousand for the same period last year. The growth was driven by Tri-State’s commissions and fees due in particular to an increase in direct bill commissions of $498 thousand, or 18.8%, and contingency fee income of $418 thousand, or 124.1%. The aforementioned was partly offset by an increase in non-interest expense of $591 thousand, or 19.4%. The Company’s income before income taxes, excluding Tri-State, increased $2.5 million, or 53.1%, to $7.1 million for the year ended December 31, 2016 as compared to the same period last year.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $1.3 million, or 23.8%, to $6.7 million for the fourth quarter of 2016, as compared to $5.4 million for the same period in 2015. The increase in net interest income was largely due to a $161.7 million, or 25.5%, increase in average interest earning assets, principally loans receivable, which increased $159.0 million, or 30.5%. The improvement in net interest income was partly offset by a decline in the net interest margin of 4 basis points to 3.35% for the fourth quarter of 2016, as compared to the same period in 2015. The decline in the net interest margin was mostly attributed to a 6 basis point decrease in the average rate earned on loans, mostly due to loan growth and loan repricing in a low rate environment. Also included in the net interest margin decrease was a 4 basis point increase in the average rate on interest bearing deposits, which was primarily due to increased competition in the Bank’s existing markets and entering of new markets.

Net interest income on a fully tax equivalent basis increased $4.3 million, or 20.9%, to $24.8 million for the year ended December 31, 2016 as compared to $20.5 million for the same period in 2015. The increase in net interest income was largely due to a $141.3 million, or 23.7%, increase in average interest earning assets, principally loans, which increased $136.4 million, or 27.9%. The Company’s net interest margin was 3.37% and 3.45% for the year ended December 31, 2016 and 2015, respectively. The decline in net interest margin was due to loan growth and loan repricing in a low rate environment along with an increase in the average rate on interest bearing deposits, which was primarily due to increased competition in the Bank’s existing markets and entering of new markets.

Provision for Loan Losses. Provision for loan losses increased $107 thousand to $237 thousand for the fourth quarter of 2016, as compared to the same period in 2015.

Provision for loan losses increased $655 thousand, or 103.0%, to $1.3 million for the year ended December 31, 2016, as compared to $636 thousand for the same period in 2015. The increases for both periods were mostly attributable to the Company’s loan growth.

Non-interest Income. Non-interest income increased $309 thousand, or 22.1%, to $1.7 million for the fourth quarter of 2016, as compared to the same period last year. The increase was primarily due to higher insurance commissions and fees, which increased $106 thousand, and a reduction in the loss on disposal of fixed assets of $138 thousand, or 100.0%.

The Company reported an increase in non-interest income of $1.4 million, or 21.3%, to $7.8 million for the year ended December 31, 2016 as compared to the same period last year. The increase in non-interest income was largely due to increases in insurance commissions and fees and gains on sale of securities of $1.1 million and $173 thousand, respectively. The growth in Tri-State’s commissions and fees was largely due to an increase in direct bill commissions of $498 thousand, or 18.8%, and contingency fee income of $418 thousand, or 124.1%.

Non-interest Expense. The Company’s non-interest expenses increased $528 thousand, or 10.2%, to $5.7 million for the fourth quarter of 2016, as compared to the same period last year. The increase for the fourth quarter of 2016, as compared to the same period in 2015, was largely due to increases in salaries and employee benefits of $388 thousand, expenses and writes-downs related to foreclosed real estate of $82 thousand, data processing of $80 thousand, and FDIC assessment of $51 thousand. The aforementioned increases were partly offset by declines in director fees and other expenses of $54 thousand and $50 thousand, respectively.

The Company’s non-interest expenses increased $2.0 million, or 9.9%, to $22.6 million for the year ended December 31, 2016 as compared to the same period last year. The increase for the year ended December 31, 2016, as compared to the same period in 2015, was largely due to increases in salaries and employee benefits of $1.6 million, data processing of $455 thousand and professional fees of $134 thousand. The aforementioned increases were partly offset by declines in other expenses and director fees of $177 thousand and $94 thousand, respectively.

The increase in salaries and employee benefits for the fourth quarter and twelve months ended December 31, 2016 as compared to the same periods in 2015 was largely due to an increase in personnel to support our growth, including the opening of our Oradell, New Jersey branch in the first quarter of 2016, and higher incentive and commission costs related to the Bank’s and Tri-State’s performance. The aforementioned increases were partly offset by the elimination of our in-house data operations center during the fourth quarter of 2015 and the closing of our Port Jervis, New York branch during the second quarter of 2016. The increase in data processing was largely due to the costs associated with the outsourcing of core processing systems and higher costs related to the Company’s growth and introduction of new products and services during 2016. The decrease in director fees was a result of the Company placing a majority of the directors’ deferred compensation plan into a rabbi trust. The rabbi trust deferred compensation arrangement minimizes the variability of the director fees expense previously associated with mark to market adjustments of the Company’s stock price.

Financial Condition

At December 31, 2016, the Company’s total assets were $847.1 million, an increase of $162.6 million, or 23.8%, as compared to total assets of $684.5 million at December 31, 2015. The increase in total assets was largely driven by growth in loans receivable of $151.8 million, or 27.9%.

Total loans receivable, net of unearned income, increased $151.8 million, or 27.9%, to $695.3 million at December 31, 2016, as compared to $543.4 million at December 31, 2015. During the twelve months ended December 31, 2016, the Company had $190.1 million in commercial loan production, which was partly offset by $14.1 million in commercial loan payoffs.

The Company’s total deposits increased $143.1 million, or 27.6%, to $660.9 million at December 31, 2016, from $517.9 million at December 31, 2015. The growth in deposits was due to increases in both interest bearing deposits of $97.8 million, or 22.7%, and non-interest bearing deposits of $45.2 million, or 51.9%, at December 31, 2016, as compared to December 31, 2015. Included in the aforementioned deposit total is $60.0 million in deposit balances with a cost of 0.59% attributed to our newest branch in Oradell, New Jersey, which opened in the beginning of March, 2016. Also, included is $71.6 million in deposit balances with a cost of 0.39% attributed to our branch in Astoria, New York, which opened in Mid-March of 2015.

During the quarter ended December 31, 2016, the Company completed a private placement of $15 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the “Notes”) to an institutional investor. The subordinated notes have a maturity date of December 22, 2026 and bear interest at the rate of 5.75% per annum, payable quarterly, for the first five years of the term, and then at a variable rate that will reset quarterly to a level equal to the then current 3-month LIBOR plus 350 basis points over the remainder of the term.

At December 31, 2016, the Company’s total stockholders’ equity was $60.1 million, an increase of $6.1 million when compared to December 31, 2015. The increase was largely due to net income for the twelve months ended December 31, 2016. At December 31, 2016, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 10.41%, 12.87%, 13.86% and 12.87%, respectively, all in excess of the ratios required to be deemed “well-capitalized.” During the quarter ended December 31, 2016, the Company contributed proceeds from the Notes to the Bank’s Tier 1 capital.

Asset and Credit Quality

The ratio of NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets improved to 1.10% at December 31, 2016 from 1.49% at December 31, 2015. NPAs decreased $872 thousand, or 8.5%, to $9.3 million at December 31, 2016, as compared to $10.2 million at December 31, 2015. Non-accrual loans increased $521 thousand, or 9.8%, to $5.8 million at December 31, 2016, as compared to $5.3 million at December 31, 2015. Loans past due 30 to 89 days totaled $1.8 million at December, 31 2016, representing decreases of $5.7 million, or 75.7%, as compared to $7.6 million at September 30, 2016 and $983 thousand, or 34.8%, as compared to $3.4 million at December 31, 2015. The top five non-accrual loan relationships total $3.4 million, which equates to 59.1% of total non-accrual loans and 36.9% of total NPAs at December 31, 2016. The remaining non-accrual loans at December 31, 2016 have an average loan balance of $108 thousand.

The Company continues to actively market its foreclosed real estate properties, which decreased $987 thousand to $2.4 million at December 31, 2016, as compared to $3.4 million at December 31, 2015. At December 31, 2016, the Company’s foreclosed real estate properties had an average carrying value of approximately $338 thousand per property.

The allowance for loan losses increased by $1.1 million, or 19.8%, to $6.7 million, or 0.96% of total loans, at December 31, 2016, compared to $5.6 million, or 1.03% of total loans, at December 31, 2015. The Company recorded $1.3 million in provision for loan losses for the year ended December 31, 2016. Additionally, the Company recorded net charge-offs of $185 thousand for the year ended December 31, 2016, as compared to $687 thousand in net charge-offs for the year ended December 31, 2015. For the quarter ended December 31, 2016, the Company recorded $128 thousand in net recoveries, as compared to net charge offs of $115 thousand for the quarter ended September 30, 2016. The allowance for loan losses as a percentage of non-accrual loans increased to 114.8% at December 31, 2016 from 105.2% at December 31, 2015.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO
Steven Fusco, SEVP/CFO
844-256-7328

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				12/31/2016 VS.
	12/31/2016	9/30/2016	12/31/2015	12/31/2015	9/30/2016
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$100,229	$98,258	$100,610	(0.4)%	2.0%
Total loans	695,257	663,258	543,423	27.9%	4.8%
Allowance for loan losses	(6,696)	(6,331)	(5,590)	19.8%	5.8%
Total assets	847,081	808,987	684,503	23.8%	4.7%
Total deposits	660,921	624,921	517,856	27.6%	5.8%
Total borrowings and junior subordinated debt	123,645	120,387	108,537	13.9%	2.7%
Total shareholders' equity	60,072	58,633	53,941	11.4%	2.5%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$6,704	$6,453	$5,414	23.8%	3.9%
Provision for loan losses	237	458	130	82.3%	(48.3)%
Total other income	1,705	1,774	1,396	22.1%	(3.9)%
Total other expenses	5,726	5,651	5,198	10.2%	1.3%
Income before provision for income taxes (tax equivalent)	2,446	2,118	1,482	65.0%	15.5%
Provision for income taxes	806	696	450	79.1%	15.8%
Taxable equivalent adjustment (a)	117	105	119	(1.7)%	11.4%
Net income	$1,523	$1,317	$913	66.8%	15.6%

Net income per common share - Basic	$0.33	$0.28	$0.20	65.0%	17.9%
Net income per common share - Diluted	$0.32	$0.28	$0.20	60.0%	14.3%

Return on average assets	0.74%	0.66%	0.55%	33.9%	11.8%
Return on average equity	10.14%	9.06%	6.79%	49.4%	11.9%
Efficiency ratio (b)	69.05%	69.58%	77.69%	(11.1)%	(0.8)%
Net interest margin (tax equivalent)	3.35%	3.34%	3.39%	(1.2)%	0.3%
Avg. interest earning assets/Avg. interest bearing liabilities	1.25	1.25	1.24	1.2%	0.1%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$24,813		$20,525	20.9%
Provision for loan losses	1,291		636	103.0%
Total other income	7,829		6,453	21.3%
Total other expenses	22,585		20,553	9.9%
Income before provision for income taxes (tax equivalent)	8,766		5,789	51.4%
Provision for income taxes	2,828		1,640	72.4%
Taxable equivalent adjustment (a)	415		449	(7.6)%
Net income	$5,523		$3,700	49.3%

Net income per common share - Basic	$1.20		$0.81	48.1%
Net income per common share - Diluted	$1.19		$0.81	46.9%

Return on average assets	0.72%		0.59%	21.5%
Return on average equity	9.60%		7.02%	36.8%
Efficiency ratio (b)	70.08%		77.47%	(9.5)%
Net interest margin (tax equivalent)	3.37%		3.45%	(2.3)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.25		1.23	1.6%

SHARE INFORMATION:
Book value per common share	$12.67	$12.37	$11.61	9.1%	2.5%
Tangible book value per common share	12.08	11.77	11.00	9.8%	2.6%
Outstanding shares- period ending	4,741,068	4,741,720	4,646,238	2.0%	(0.0)%
Average diluted shares outstanding (year to date)	4,651,108	4,633,473	4,591,822	1.3%	0.4%

CAPITAL RATIOS:
Total equity to total assets	7.09%	7.25%	7.88%	(10.0)%	(2.2)%
Leverage ratio (c)	10.41%	8.98%	9.45%	10.2%	15.9%
Tier 1 risk-based capital ratio (c)	12.87%	11.02%	11.74%	9.6%	16.8%
Total risk-based capital ratio (c)	13.86%	11.99%	12.79%	8.4%	15.6%
Common equity Tier 1 capital ratio (c)	12.87%	11.02%	11.74%	9.6%	16.8%

ASSET QUALITY:
Non-accrual loans	$5,833	$4,583	$5,312	9.8%	27.3%
Loans 90 days past due and still accruing	468	386	-	-%	21.2%
Troubled debt restructured loans ("TDRs") (d)	679	1,142	1,553	(56.3)%	(40.5)%
Foreclosed real estate	2,367	3,005	3,354	(29.4)%	(21.2)%
Non-performing assets ("NPAs")	$9,347	$9,116	$10,219	(8.5)%	2.5%

Foreclosed real estate, criticized and classified assets	$20,450	$19,777	$20,778	(1.6)%	3.4%
Loans past due 30 to 89 days	$1,840	$7,580	$2,823	(34.8)%	(75.7)%
(Recoveries) Charge-offs, net (quarterly)	$(128)	$115	$181	(170.7)%	(211.3)%
(Recoveries) Charge-offs, net as a % of average loans (annualized)	(0.08)%	0.07%	0.14%	(154.2)%	(206.8)%
Non-accrual loans to total loans	0.84%	0.69%	0.98%	(14.2)%	21.4%
NPAs to total assets	1.10%	1.13%	1.49%	(26.1)%	(2.1)%
NPAs excluding TDR loans (d) to total assets	1.02%	0.99%	1.27%	(19.2)%	3.8%
Non-accrual loans to total assets	0.69%	0.57%	0.78%	(11.3)%	21.6%
Allowance for loan losses as a % of non-accrual loans	114.80%	138.14%	105.23%	9.1%	(16.9)%
Allowance for loan losses to total loans	0.96%	0.95%	1.03%	(6.4)%	0.9%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(b) Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income

(c) Sussex Bank capital ratios

(d) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

ASSETS	December 31, 2016	December 31, 2015

Cash and due from banks	$2,847	$2,914
Interest-bearing deposits with other banks	11,791	3,206
Cash and cash equivalents	14,638	6,120

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	88,611	93,776
Securities held to maturity	11,618	6,834
Federal Home Loan Bank Stock, at cost	5,106	5,165

Loans receivable, net of unearned income	695,257	543,423
Less: allowance for loan losses	6,696	5,590
Net loans receivable	688,561	537,833

Foreclosed real estate	2,367	3,354
Premises and equipment, net	8,728	8,879
Accrued interest receivable	2,058	1,764
Goodwill	2,820	2,820
Bank-owned life insurance	16,532	12,524
Other assets	5,942	5,334

Total Assets	$847,081	$684,503

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$132,434	$87,209
Interest bearing	528,487	430,647
Total Deposits	660,921	517,856

Borrowings	95,805	95,650
Accrued interest payable and other liabilities	2,443	4,169
Subordinated debentures	27,840	12,887

Total Liabilities	787,009	630,562

Total Stockholders' Equity	60,072	53,941

Total Liabilities and Stockholders' Equity	$847,081	$684,503

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
INTEREST INCOME
Loans receivable, including fees	$7,287	$5,660	$26,862	$21,497
Securities:
Taxable	327	349	1,443	1,239
Tax-exempt	240	239	832	899
Interest bearing deposits	6	1	23	9
Total Interest Income	7,860	6,249	29,160	23,644

INTEREST EXPENSE
Deposits	619	470	2,449	1,772
Borrowings	529	426	1,922	1,576
Junior subordinated debentures	125	58	391	220
Total Interest Expense	1,273	954	4,762	3,568

Net Interest Income	6,587	5,295	24,398	20,076
PROVISION FOR LOAN LOSSES	237	130	1,291	636
Net Interest Income after Provision for Loan Losses	6,350	5,165	23,107	19,440

OTHER INCOME
Service fees on deposit accounts	249	250	975	906
ATM and debit card fees	190	203	767	776
Bank owned life insurance	82	78	307	313
Insurance commissions and fees	946	840	4,796	3,686
Investment brokerage fees	8	27	75	130
Gain on securities transactions	83	4	444	271
(Loss) on disposal of fixed assets	-	(138)	(19)	(130)
Other	147	132	484	501
Total Other Income	1,705	1,396	7,829	6,453

OTHER EXPENSES
Salaries and employee benefits	3,406	3,018	13,078	11,506
Occupancy, net	460	421	1,859	1,751
Data processing	482	402	2,108	1,653
Furniture and equipment	229	220	993	865
Advertising and promotion	57	101	311	326
Professional fees	218	174	788	654
Director fees	72	126	450	544
FDIC assessment	129	78	508	446
Insurance	67	82	280	271
Stationary and supplies	42	43	191	197
Loan collection costs	31	32	140	207
Expenses and write-downs related to foreclosed real estate	141	59	458	535
Other	392	442	1,421	1,598
Total Other Expenses	5,726	5,198	22,585	20,553

Income before Income Taxes	2,329	1,363	8,351	5,340
INCOME TAX EXPENSE	806	450	2,828	1,640
Net Income	$1,523	$913	$5,523	$3,700

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized (losses) gains on available for sale securities arising during the period	$(2,928)	$(40)	$(942)	$134
Fair value adjustments on derivatives	3,006	-	1,647	-
Reclassification adjustment for net gain on securities transactions included in net income	(83)	(4)	(444)	(271)
Income tax related to items of other comprehensive income (loss)	2	17	(104)	54
Other comprehensive income (loss), net of income taxes	(3)	(27)	157	(83)
Comprehensive income	$1,520	$886	$5,680	$3,617

EARNINGS PER SHARE
Basic	$0.33	$0.20	$1.20	$0.81
Diluted	$0.32	$0.20	$1.19	$0.81

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended December 31,
	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$38,186	$357	3.71%	$35,581	$358	3.99%
Taxable	66,336	327	1.96%	70,262	349	1.97%
Total securities	104,522	684	2.60%	105,843	707	2.65%
Total loans receivable (1) (4)	680,064	7,287	4.25%	521,047	5,660	4.31%
Other interest-earning assets	10,292	6	0.23%	6,259	1	0.06%
Total earning assets	794,878	7,977	3.98%	633,149	6,368	3.99%

Non-interest earning assets	40,240			37,462
Allowance for loan losses	(6,551)			(5,636)
Total Assets	$828,567			$664,975

Sources of Funds:
Interest bearing deposits:
NOW	$153,845	$84	0.22%	$136,156	$65	0.19%
Money market	43,430	43	0.39%	20,121	12	0.24%
Savings	136,274	72	0.21%	137,017	70	0.20%
Time	179,629	420	0.93%	125,877	323	1.02%
Total interest bearing deposits	513,178	619	0.48%	419,171	470	0.44%
Borrowed funds	106,395	529	1.97%	78,720	426	2.15%
Subordinated debentures	14,354	125	3.45%	12,887	58	1.79%
Total interest bearing liabilities	633,927	1,273	0.80%	510,778	954	0.74%

Non-interest bearing liabilities:
Demand deposits	131,098			96,772
Other liabilities	3,460			3,618
Total non-interest bearing liabilities	134,558			100,390
Stockholders' equity	60,082			53,807
Total Liabilities and Stockholders' Equity	$828,567			$664,975

Net Interest Income and Margin (5)		6,704	3.35%		5,414	3.39%
Tax-equivalent basis adjustment		(117)			(119)
Net Interest Income		$6,587			$5,295

(1) Includes loan fee income

(2) Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4) Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Year Ended December 31,
	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$32,359	$1,247	3.85%	$33,688	$1,348	4.00%
Taxable	69,225	1,443	2.08%	65,402	1,239	1.89%
Total securities	101,584	2,690	2.65%	99,090	2,587	2.61%
Total loans receivable (1) (4)	625,399	26,862	4.30%	488,963	21,497	4.40%
Other interest-earning assets	9,440	23	0.24%	7,109	9	0.13%
Total earning assets	736,423	29,575	4.02%	595,162	24,093	4.05%

Non-interest earning assets	40,106			37,834
Allowance for loan losses	(6,059)			(5,698)
Total Assets	$770,470			$627,298

Sources of Funds:
Interest bearing deposits:
NOW	$145,659	$313	0.21%	$130,569	$227	0.17%
Money market	37,046	148	0.40%	17,287	35	0.20%
Savings	137,696	286	0.21%	139,120	282	0.20%
Time	162,864	1,702	1.05%	119,256	1,228	1.03%
Total interest bearing deposits	483,265	2,449	0.51%	406,232	1,772	0.44%
Borrowed funds	93,974	1,922	2.05%	65,600	1,576	2.40%
Subordinated debentures	13,256	391	2.95%	12,887	220	1.71%
Total interest bearing liabilities	590,495	4,762	0.81%	484,719	3,568	0.74%

Non-interest bearing liabilities:
Demand deposits	117,927			86,016
Other liabilities	4,530			3,848
Total non-interest bearing liabilities	122,457			89,864
Stockholders' equity	57,518			52,715
Total Liabilities and Stockholders' Equity	$770,470			$627,298

Net Interest Income and Margin (5)		24,813	3.37%		20,525	3.45%
Tax-equivalent basis adjustment		(415)			(449)
Net Interest Income		$24,398			$20,076

(1) Includes loan fee income

(2) Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4) Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

          SUSSEX BANCORP

          Segment Reporting

          (Dollars In Thousands)

          (Unaudited)

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Banking and			Banking and
	Financial	Insurance		Financial	Insurance
	Services	Services	Total	Services	Services	Total
Net interest income from external sources	$6,587	$-	$6,587	$5,295	$-	$5,295
Other income from external sources	759	946	1,705	546	850	1,396
Depreciation and amortization	274	5	279	247	5	252
Income before income taxes	2,234	95	2,329	1,294	69	1,363
Income tax expense (1)	768	38	806	422	28	450
Total assets	842,056	5,025	847,081	679,598	4,905	684,503

	Year Ended December 31, 2016			Year Ended December 31, 2015
	Banking and			Banking and
	Financial	Insurance		Financial	Insurance
	Services	Services	Total	Services	Services	Total
Net interest income from external sources	$24,398	$-	$24,398	$20,076	$-	$20,076
Other income from external sources	3,033	4,796	7,829	2,741	3,712	6,453
Depreciation and amortization	1,090	26	1,116	978	20	998
Income before income taxes	7,152	1,199	8,351	4,670	670	5,340
Income tax expense (1)	2,348	480	2,828	1,372	268	1,640
Total assets	842,056	5,025	847,081	679,598	4,905	684,503

(1) Calculated at statutory tax rate of 40%